China based CFO Discusses Sentry Investment Opportunity

Hong Kong, China (FSC – January 21, 2011) Sentry Petroleum Ltd (OTCBB:SPLM) today announced the release of part one of a two part video interview with Dr. Paul Boldy, Sentry Petroleum Chief Financial Officer. The interview is available on the company web site at www.sentrypetroleum.com

In the interview, Dr. Boldy, who has accumulated 30 years of international business and finance experience, candidly expresses his unbridled enthusiasm for the Sentry opportunity. He further discusses the key metrics to success that attracted him to the company – asset potential, location of assets, and management capabilities and incentives to build shareholder value.

Sentry's 6.9 million acres of prospective leases are located in one of the hottest energy markets in the world. Some of the region’s largest energy companies like Royal Dutch Shell (NYSE:RDS) ConocoPhillips (NYSE:COP) and PetroChina (NYSE:PTR) have secured interests in the region, all through acquisition of junior companies like Sentry. A Company spokesman noted, “Queensland has a very favorable fiscal regime that ensures energy companies keep the lion’s share of any profit. Sentry is the largest permit holder in the basin and is being positioned for sale.”

Of primary importance to Dr. Boldy was the management’s ownership of over 22% of the company's stock. He notes that the executive management team has not drawn any salary since the company’s inception and that their sole focus was increasing shareholder value and successfully executing a corporate strategy that maximizes shareholder return. This philosophy aligns management’s interest with those of shareholders, creating a strong partnership and a solid foundation upon which to build a successful oil and gas company.

About Sentry Petroleum Ltd

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:

Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.